Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three and Six Month Periods Ended June 30, 2013

NASHVILLE, TN, August 6, 2013 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three and six month periods ended June 30, 2013.

Operating Results

Revenues for the three months ended June 30, 2013 were $62.5 million, compared with $57.9 million for the same period in the prior year. Income before income taxes for the three months ended June 30, 2013 was $2.3 million, compared with loss before income taxes of $4.5 million for the same period in the prior year. Net income for the three months ended June 30, 2013 was $2.1 million, or $0.05 per share on a basic and diluted basis, compared with net loss of $4.2 million, or $0.10 per share on a basic and diluted basis, for the same period in the prior year.

Revenues for the six months ended June 30, 2013 were $121.8 million, compared with $113.4 million for the same period in the prior year. Income before income taxes for the six months ended June 30, 2013 was $4.4 million, compared with loss before income taxes of $12.6 million for the same period in the prior year. Net income for the six months ended June 30, 2013 was $4.1 million, or $0.10 per share on a basic and diluted basis, compared with net loss of $12.4 million, or $0.30 per share on a basic and diluted basis, for the same period in the prior year.

Premiums earned for the three months ended June 30, 2013 were $52.1 million, compared with $47.7 million for the same period in the prior year. Premiums earned for the six months ended June 30, 2013 were $101.5 million, compared with $93.1 million for the same period in the prior year. This improvement was primarily due to the continued sales, marketing, customer interaction and product initiatives, in addition to our recent pricing actions.

Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 75.0 percent for the three months ended June 30, 2013, compared with 83.3 percent for the three months ended June 30, 2012. The loss and loss adjustment expense ratio was 71.5 percent for the six months ended June 30, 2013, compared with 84.4 percent for the six months ended June 30, 2012. We experienced favorable development related to prior periods of $1.4 million for the three months ended June 30, 2013, compared with unfavorable development of $0.8 million for the three months ended June 30, 2012. For the six months ended June 30, 2013, we experienced favorable development related to prior periods of $2.5 million, compared with unfavorable development of $4.0 million for the six months ended June 30, 2012. The favorable development for the three and six month periods ended June 30, 2013 was primarily due to lower than expected development related to property damage liability and no-fault claims that occurred in calendar year 2012, as well as lower than expected development related to bodily injury claims that occurred in calendar years 2011 and 2012.

Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the three months ended June 30, 2013 and 2012 were 77.8 percent and 81.5 percent, respectively. Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the six months ended June 30, 2013 and 2012 were 74.0 percent and 80.1 percent, respectively. The year-over-year decrease in the loss and loss adjustment expense ratio was primarily due to the impact of pricing actions taken throughout 2012.

Expense Ratio. The expense ratio was 20.6 percent for the three months ended June 30, 2013, compared with 25.8 percent for the three months ended June 30, 2012. The expense ratio was 24.1 percent for the six months ended June 30, 2013, compared with 28.8 percent for the six months ended June 30, 2012. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary).

Combined Ratio. The combined ratio was 95.6 percent for the three months ended June 30, 2013, compared with 109.1 percent for the same period in the prior year. For the six months ended June 30, 2013, the combined ratio was 95.6 percent, compared with 113.2 percent for the same period in the prior year.

About First Acceptance Corporation

We are a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals who are categorized as “non-standard” because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance.

At June 30, 2013, we leased and operated 366 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary tenant homeowner insurance product underwritten by us. In addition, during the six months ended June 30, 2013, select retail locations in highly competitive markets in Illinois and Texas began offering non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers. We are able to complete the entire sales process over the phone or through our consumer-based website. In addition to our retail, call center and website, we also sell our products through 13 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2012 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Premiums earned	$52,118	$47,701	$101,521	$93,120
Commission and fee income	9,162	8,501	17,759	16,753
Investment income	1,268	1,762	2,544	3,532
Net realized gains (losses) on investments, available-for-sale (includes $(55), $(19), $(42) and $7, respectively, of accumulated other comprehensive income reclassification for unrealized gains (losses))	(55)	(19)	(42)	7

	62,493	57,945	121,782	113,412

Costs and expenses:
Losses and loss adjustment expenses	39,087	39,726	72,592	78,590
Insurance operating expenses	19,909	20,798	42,249	43,560
Other operating expenses	223	224	452	490
Stock-based compensation	56	115	140	410
Depreciation and amortization	537	573	1,108	1,002
Interest expense	427	979	870	1,958

	60,239	62,415	117,411	126,010

Net income (loss) before income taxes	2,254	(4,470)	4,371	(12,598)
Provision (benefit) for income taxes (includes $(19), $(7), $(15) and $2, respectively, of income tax expense from reclassifications items)	188	(262)	281	(183)

Net income (loss)	$2,066	$(4,208)	$4,090	$(12,415)

Net income (loss) per share:
Basic	$0.05	$(0.10)	$0.10	$(0.30)

Diluted	$0.05	$(0.10)	$0.10	$(0.30)

Number of shares used to calculate net income (loss) per share:
Basic	40,921	40,852	40,915	40,847

Diluted	40,948	40,852	40,942	40,847

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $128,065 and $130,342, respectively)	$132,762	$139,046
Cash and cash equivalents	74,382	59,104
Premiums and fees receivable, net of allowance of $434 and $306	47,437	45,286
Other assets	7,556	6,190
Property and equipment, net	4,177	4,656
Deferred acquisition costs	3,136	3,221
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$274,250	$262,303

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$85,998	$79,260
Unearned premiums and fees	59,480	55,092
Debentures payable	40,281	40,261
Other liabilities	15,474	14,897

Total liabilities	201,233	189,510

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 40,967 and 40,962 shares issued and outstanding, respectively	410	410
Additional paid-in capital	456,866	456,705
Accumulated other comprehensive income	4,677	8,704
Accumulated deficit	(388,936)	(393,026)

Total stockholders’ equity	73,017	72,793

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$274,250	$262,303

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Gross premiums earned:
Georgia	$9,887	$9,904	$19,538	$19,433
Florida	8,092	6,847	15,713	12,919
Texas	6,168	5,851	11,990	11,528
Alabama	5,523	4,442	10,571	8,670
Illinois	5,327	5,586	10,644	11,124
Ohio	4,684	3,999	9,044	7,802
South Carolina	4,036	3,222	7,694	6,234
Tennessee	3,182	3,058	6,222	6,010
Pennsylvania	2,228	2,100	4,372	4,147
Indiana	1,355	1,203	2,599	2,379
Missouri	982	834	1,870	1,622
Mississippi	703	702	1,361	1,348

Total gross premiums earned	52,167	47,748	101,618	93,216
Premiums ceded to reinsurer	(49)	(47)	(97)	(96)

Total net premiums earned	$52,118	$47,701	$101,521	$93,120

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Loss and loss adjustment expense	75.0%	83.3%	71.5%	84.4%
Expense	20.6%	25.8%	24.1%	28.8%

Combined	95.6%	109.1%	95.6%	113.2%

POLICIES IN FORCE

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Policies in force – beginning of period	174,456	170,254	147,176	141,862
Net change during period	(13,411)	(12,459)	13,869	15,933

Policies in force – end of period	161,045	157,795	161,045	157,795

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

POLICIES IN FORCE (continued)

The following tables present total PIF for the insurance operations segregated by policies that were sold through retail locations, independent agents, call center and website, and include those sold on behalf of third party carriers. For our retail locations, PIF are further segregated by (i) new and renewal and (ii) liability-only or full coverage. New policies are defined as those policies issued to both first-time customers and customers who have reinstated a lapsed or cancelled policy. Renewal policies are those policies which renewed after completing their full uninterrupted policy term. Liability-only policies are defined as those policies including only bodily injury (or no-fault) and property damage coverages, which are the required coverages in most states.

	June 30,
	2013	2012
Retail locations:
New	77,615	75,819
Renewal	78,117	78,908

	155,732	154,727

Independent agents	1,778	2,117
Call center and website	3,535	951

Total policies in force	161,045	157,795

	June 30,
	2013	2012
Retail locations:
Liability-only	89,871	90,766
Full coverage	65,861	63,961

	155,732	154,727

Independent agents	1,778	2,117
Call center and website	3,535	951

Total policies in force	161,045	157,795

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Retail locations – beginning of period	367	378	369	382
Opened	—	—	—	—
Closed	(1)	(9)	(3)	(13)

Retail locations – end of period	366	369	366	369

RETAIL LOCATIONS BY STATE

	June 30,		March 31,		December 31,
	2013	2012	2013	2012	2012	2011
Alabama	24	24	24	24	24	24
Florida	30	30	30	30	30	30
Georgia	60	60	60	60	60	60
Illinois	62	63	62	66	63	67
Indiana	17	17	17	17	17	17
Mississippi	7	7	7	8	7	8
Missouri	11	11	11	12	11	12
Ohio	27	27	27	27	27	27
Pennsylvania	16	16	16	16	16	16
South Carolina	26	26	26	26	26	26
Tennessee	19	19	19	19	19	20
Texas	67	69	68	73	69	75

Total	366	369	367	378	369	382

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885